Joint Exchange Agreement

     This Joint Exchange Agreement is entered into this 25th day, of May 1999, between Southeast Asia Industries Limited, a Bahamian Corporation, 29 Retirement Road, Nassau Bahamas; and Victoria Beverage Company Limited, of the Isle of Man, hereafter "Victoria"; and Calder Investments Limited, of Tortola, B.V.I., hereafter"Calder"; Southeast Asia Industries, Ltd., the holder of two Bearer Promissory Notes, each in the amount of $2,000,000, desires to exchange each of such Notes to Calder and Victoria respectively, for 6,000,000 common shares of Gourmet Choice Coffee Company from Victoria, and an equal amount from Calder.

     NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

                                    Agreement

     1. Southeast Asia Industries Limited, hereby assigns and conveys to Victoria that certain Bearer Promissory Note in the amount of $2,000,000 due to Bearer from Victoria Beverage Company of the Isle of Man. Victoria hereby acknowledges receipt of such Bearer Note.

     2. Southeast Asia Industries Limited, hereby assigns and conveys to Calder that certain Bearer Promissory Note in the amount of $2,000,000 due to Bearer from Calder Investments Limited, of Tortola B.V.I. Calder hereby acknowledges receipt of such Bearer Note.

     3. Victoria hereby agrees to assign, within thirty days, two Gourmet Choice Coffee stock certificates, one in the amount of 1,450,000 shares, and the second in the amount of 4,550,000 shares. Such shares shall be restricted shares as defined under the rules and regulations of the Securities Exchange Commission of the United States, and such shares shall be subject to a holding period under Rule 144 of the Securities Exchange Commission for such restricted shares. Such shares shall have an appropriate legend stamped on each shares. Southeast Asia Industries, Ltd. agrees that such shares will not be distributed except to its owners pursuant to a liquidation agreement, which restricts the right to resell, which owners are all founders and insiders, constituting less than fifteen shareholders in all.

     4. Calder hereby agrees to assign, within thirty days, to Southeast Asia Industries, Ltd. one stock certificate, in the amount of 6,000,000 shares. Such shares shall be restricted shares as defined under the rules and regulations of the Securities Exchange Commission of the United States, and such shares shall be subject to a holding period under Rule 144 of the Securities Exchange Commission for such restricted shares. Such shares shall have an appropriate legend stamped on each shares. Southeast Asia Industries, Ltd. agrees that such shares will not be distributed except to its owners pursuant to a liquidation agreement, which restricts the right to resell, which owners are all founders and insiders, constituting less than fifteen shareholders in all.


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     5.   This  Agreement  is entered  into and closed in Nassau,  Bahamas,  and shall be interpreted pursuant to the laws of the Bahamas.

     6. This Agreement will be binding on the parties hereto, their heirs, executors, successors, and assigns.

     7. Each party hereto agrees to execute all other documents, cancellation of notes, and recordings as shall be necessary to carry out the intent of this Joint Agreement.

     In witness whereof, the undersigned complete this Joint Exchange of the above negotiable instruments, the day and year first above written.


Southeast Asia Industries Limited                    Calder Investments Limited


By: /s/ Gerald L. Jensen                             By: /s/ Joanna Redmayne
---------------------------------                    ---------------------------

Victoria Beverage Company Limited


By: /s/ Nicole Hewson
---------------------------------